Exhibit 99.2

DENBURY ANNOUNCES PRICING OF $1.2 BILLION SENIOR SUBORDINATED NOTES OFFERING

PLANO, TX – January 22, 2013 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") announced today that it has priced its offering of senior subordinated notes due July 2023, and increased the size of the offering from $1.0 billion to $1.2 billion aggregate principal amount of notes.  The notes will carry a coupon rate of 4.625% and are being sold at 100% of par.  The Company expects to close the sale of the notes on February 5, 2013.

The net proceeds from the offering will be used by Denbury to fund the repurchase of any and all of its $426.4 million aggregate principal amount of 9.75% senior subordinated notes due March 2016 and any and all of its $224.9 million aggregate principal amount of 9.5% senior subordinated notes due May 2016, for which tender offers were announced earlier today.  The remaining proceeds from the offering will be used by Denbury for repayment of current borrowings under its bank credit facility and then for general corporate purposes.

BofA Merrill Lynch, J.P. Morgan, Credit Suisse, Wells Fargo Securities, Credit Agricole Securities, and RBC Capital Markets acted as joint book-running managers for the senior subordinated notes offering.  A copy of the final prospectus for the offering may be obtained on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the underwriters will arrange to send you the prospectus if you request them by contacting BofA Merrill Lynch at 222 Broadway, 11th Floor, New York, New York 10038, Attention: Prospectus Department or email dg.prospectus_requests@baml.com.

Denbury Resources Inc. is a growing independent oil and natural gas company.  The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions.  The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations.  For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028